Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT, dated April 11, 2019 (this “Agreement”), is by and among Citi Trends, Inc., a Delaware corporation (the “Company”), Macellum SPV III, LP, a Delaware limited partnership (“Macellum SPV”), Macellum Management, LP, a Delaware limited partnership (“Macellum Management”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), and Jonathan Duskin.  Macellum SPV, Macellum Management, MCM GP and Mr. Duskin are collectively, “Macellum” and each a “Macellum Party”).  The Company and Macellum are referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS:

WHEREAS, as of the date hereof, Macellum beneficially owns in the aggregate 494,019 shares of the issued and outstanding common stock of the Company, par value $0.01 per share (“Common Stock”), including 2,397 shares of restricted Common Stock, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time, representing approximately 3.8% of the outstanding shares of Common Stock;

WHEREAS, by letter dated March 8, 2019, Macellum SPV provided notice to the Company in accordance with the Company’s bylaws (the “Stockholder Nomination”) of its intention to nominate certain individuals for election to the Company’s Board of Directors (the “Board”) at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”); and

WHEREAS, the Company and Macellum have agreed that it is in their mutual interests to enter into this Agreement to, among other things, set forth certain agreements concerning the Board and certain other matters as hereinafter described.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      Board Matters.

(a)                                 Retirement of Director; Chairman of the Board.  John S. Lupo, a member of the Board and the current Chairman of the Board, will not stand for re-election as a member of the Board at the 2019 Annual Meeting.  The Company will announce a new Chairman of the Board to be effective as of the conclusion of the 2019 Annual Meeting in the Press Release (as defined in Section 19).

(b)                                 Election of New Director.

(i)                                     Prior to the mailing of its definitive proxy statement for the 2019 Annual

Meeting, the Company agrees that the Board and all applicable committees thereof shall take all necessary actions to nominate Peter R. Sachse (the “New Director”) for election to the Board at the 2019 Annual Meeting with a term expiring at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”).  Upon his election to the Board, the Company will take all action necessary to appoint the New Director to each standing committee of the Board; provided that the New Director meets all applicable standards of the Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission (“SEC”) for such membership.  The Board agrees to invite the New Director to attend all meetings of the Board and all standing committees thereof in a non-voting observer capacity beginning on May 5, 2019 until his election to the Board at the 2019 Annual Meeting.  As a non-voting observer, the New Director will be provided (concurrently with delivery to the directors of the Company and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting; provided, however, that the New Director shall agree to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the New Director from any meeting or portion thereof pursuant to Section 4(c) or if access to such information or attendance at such meeting could (A) result in disclosure of trade secrets, (B) adversely affect the attorney-client privilege between the Company and its counsel or (C) could result in a conflict of interest.  The observer rights provided for in this Section 1(b)(i) shall terminate if the New Director fails to be elected at the 2019 Annual Meeting.  Effective as of the date of this Agreement, Jonathan Duskin shall be re-appointed as a member of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board.

(ii)                                  The Nominating Committee has reviewed and approved the qualifications of the New Director to serve as a member of the Board.  In reliance on the information provided to the Company by Macellum and the New Director, the Board has confirmed that the New Director is “independent” as defined by the listing standards of Nasdaq and by the SEC.  In connection with the foregoing, the Board has relied on information that the New Director has provided to the Company, including information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and the Board has assumed that the director questionnaire and other customary director onboarding documentation provided by the New Director is or will be fully completed, true and accurate.

(iii)                               If, following the date of this Agreement and prior to the expiration of the Standstill Period (as defined in Section 3), the New Director is unable or unwilling to serve as a director for any reason (other than on account of the failure of the New Director to be elected at the 2019 Annual Meeting) or is removed, Macellum shall have the right to propose and the Board agrees to expeditiously appoint a replacement director to be appointed to the Board who meets the Necessary Qualifications (as defined in Section 1(d))  (any director appointed as a replacement for the New Director, a “Replacement”); provided that the Company’s obligations pursuant to this Section 1(b)(iii) shall terminate at such time as Macellum ceases to have beneficial ownership of at least 3.0% of the outstanding shares of Common Stock.

(iv)                              For the 2019 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of the New Director (or any Replacement pursuant to Section 1(b)(iii)) in the same manner as for other independent director candidates nominated by the Company at the 2019 Annual Meeting.

(v)                                 Each Party acknowledges that the New Director (and any Replacement), upon election to the Board, shall have the same rights and benefits as any other Board members and shall be governed by and required to comply with (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board. For the avoidance of doubt, Macellum acknowledges that the New Director shall be required to strictly adhere to the policies on confidentiality imposed on all members of the Board. The New Director (and any Replacement) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(c)                                  Appointment of Additional Independent Director. The Board will work to identify and select an additional candidate (the “Additional Independent Director”) with the Necessary Qualifications, and will take all such action as is necessary to increase the size of the Board by one member and to appoint the Additional Independent Director as a director to fill the vacancy so created with a term expiring at the 2020 Annual Meeting.  The Nominating Committee will also consider in good faith qualified candidates who have been proposed or may be proposed privately to the Company by Macellum.  The Board will identify, interview, review, select and appoint the Additional Independent Director no later than September 30, 2019.  The Additional Independent Director, upon appointment to the Board, shall have the same rights and benefits as any other Board members and shall be governed by and required to comply with (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board. Furthermore, the Additional Independent Director shall be considered by the Nominating Committee for inclusion on committees of the Board in good faith in a manner consistent with other members of the Board, for which purpose his or her respective qualifications and experience will be reasonably considered.

(d)                                 Evaluation Criteria.  In evaluating any potential director candidates identified pursuant to Section 1(c) or any Replacement pursuant to Section 1(a)(iii), the Nominating Committee will evaluate whether each individual candidate (i) has the requisite skill and experience to serve as a director of a publicly traded company, (ii) has business experience in such areas as would reasonably be expected to enhance the overall skills, experience and competence of the Board, (iii) meets the historical standards and criteria applied by the Company in nominating and appointing directors, including but not limited to the absence of behavior or conduct that may be inconsistent with the Company’s policies, codes of conduct and ethics, corporate governance guidelines or may cause the Company embarrassment or reputational harm if such behavior or conduct would become public, (iv) is not prohibited or disqualified from serving as a director of the Company pursuant to the Company’s bylaws, policies, codes of conduct and ethics, corporate governance guidelines or any rule or regulation of the SEC, Nasdaq or by applicable law, (v) qualifies as an “independent director” under the applicable standards of Nasdaq and by the SEC,

(vi) is not or within the past five years has not been (A) an officer, director, employee or Affiliate of Macellum or the Company or any of their respective Affiliates and Associates (as such terms are defined in Section 11) or (B) an investor owning more than 5% in any Macellum fund or other fund managed by Mr. Duskin, and (vii) is otherwise reasonably acceptable to the Nominating Committee after exercising in good faith its fiduciary duties (the “Necessary Qualifications”).  As part of this assessment process, each of the potential director candidates will be required to complete a director questionnaire and undergo a background check as well as provide the Nominating Committee with any additional information regarding such potential candidate as it deems reasonably necessary. Any director candidate presented to the Board by the Nominating Committee will be nominated by the Board as the Additional Independent Director or a Replacement only if approved by a majority of the entire Board.

(e)                                  Size of Board. The Board hereby agrees that it (i) will not nominate more than seven incumbent directors for re-election at the 2020 Annual Meeting and (ii) will take all such action as is necessary to decrease the size of the Board to seven members immediately following the 2020 Annual Meeting unless in connection with nominating directors for the 2020 Annual Meeting the Board and all applicable committees or subcommittees thereof by unanimous consent agree that the Board will remain at eight directors following the 2020 Annual Meeting.

2.                                      Matters Related to the 2019 Annual Meeting and Future Annual Meetings.

(a)                                 2019 Annual Meeting.  The Company will hold its 2019 Annual Meeting on June 6, 2019.

(b)                                 Withdrawal of Stockholder Nomination.  Effective as of the execution of this Agreement, Macellum SPV hereby irrevocably withdraws the Stockholder Nomination and its director nominations in connection with the 2019 Annual Meeting.  Each Macellum Party shall immediately cease, and shall cause all of their Affiliates and Associates to cease, any and all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation.

(c)                                  Macellum Voting.  During the Standstill Period, each Macellum Party shall cause, and shall cause its respective Affiliates and Associates to cause, all shares of Voting Securities for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting and (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board.  During the Standstill Period, each Macellum Party shall also cause, and shall cause its respective Affiliates and Associates to cause, all Voting Securities for which they have the right to vote to be present for quorum purposes and to be voted in accordance with this Section 2(c) at each of the Company’s annual meetings of stockholders, and any adjournments or postponements thereof.  During the Standstill Period, not later than five business days prior to each of the Company’s annual meetings of stockholders, each Macellum Party shall vote in accordance with this Section 2(c) and shall not revoke or change any such vote.

3.                                      Termination. This Agreement will remain in full force and effect and will be fully binding on the parties hereto in accordance with the provisions hereof until completion of the 2020 Annual Meeting (the “Standstill Period”); provided, however, that the Board shall provide the Representative with a notice at least 30 days before the last day on which a stockholder of the Company may submit nominations for the Board in connection with the 2020 Annual Meeting pursuant to the advance notice provisions for nominations of directors contained in the Company’s bylaws (the “Notice Date”) as to whether the Board will nominate Mr. Duskin, the New Director and the Additional Independent Director (the “Subject Directors”) for re-election at the 2020 Annual Meeting, and if the Board does not nominate any of the Subject Directors for re-election at the 2020 Annual Meeting (other than as a result of such Subject Directors refusing or declining to serve as a nominee), the Standstill Period shall expire as of the Notice Date. Section 9 and Section 12 will survive any termination of this Agreement.

4.                                      Standstill.

(a)                                 Abstention from Certain Actions. Each Macellum Party agrees that, following the date of this Agreement and prior to the expiration of the Standstill Period, without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, it will not, and will cause each of its Affiliates, Associates, officers, agents and other Persons (as such terms are defined in Section 11) acting on its behalf not to, directly or indirectly, in any manner, alone or in concert with others:

(i)                                     nominate any person for appointment to the Board or election at any annual meeting of the stockholders of the Company held between the date hereof and the expiration of the Standstill Period, submit any proposal for consideration at, or bring any other business before, any annual meeting of the stockholders of the Company held between the date hereof and the expiration of the Standstill Period, or initiate, encourage or participate in any “withhold” or similar campaign with respect to any annual meeting of the stockholders of the Company held between the date hereof and the expiration of the Standstill Period, or take any such actions at any special meeting of the stockholders of the Company held between the date hereof and the expiration of the Standstill Period;

(ii)                                  engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or written consents (whether or not relating to the election or removal of directors), or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such shareholder proposal; otherwise communicate or seek to communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; or seek to advise, encourage, support or influence any

Person with respect to the voting of any Voting Securities at any annual or special meeting of stockholders (other than such encouragement, support or influence that is consistent with Company’s management or the Board’s recommendation in connection with such matter);

(iii)                               form, join or in any way participate in any “group” (within the meaning of Rule 13d-5 of Regulation 13D-G and Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than a “group” that includes all or some lesser number of the Macellum Parties, but does not include any other members who are not currently identified as a Macellum Party other than an Affiliate of a Macellum Party who agrees to be bound by the terms and conditions of this Agreement;

(iv)                              deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except as expressly set forth in this Agreement (other than such voting trust, arrangement or agreement among Macellum and any of its Affiliates who are bound by the terms and conditions of this Agreement);

(v)                                 seek to have called, or cause to be called, any meeting of stockholders of the Company;

(vi)                              seek, propose, make any statement with respect to, or participate in any way in, or solicit, negotiate with, or provide any information to any Person with respect to, a merger, acquisition, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, spinoff, splitoff, restructuring, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company (it being understood that the foregoing shall not prohibit any Macellum Party from acquiring or disposing of Common Stock within the limitations set forth in Section 4(a)(xi) and Section 4(a)(xii));

(vii)                           institute, commence, solicit, encourage, support or join any litigation, arbitration or other proceeding (including a derivative action) against the Company, its current or former directors or officers, including any action challenging the validity or enforceability of this Agreement or this Section 4, or make any demand for a list of the Company’s stockholders or to inspect the books and records of the Company, including pursuant to any statutory right that any Macellum Party may have (except any such litigation against the Company as may be necessary to enforce the terms of this Agreement) provided, however, that the foregoing shall not prevent any Macellum Party from (A) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Macellum Party or (B) responding to or complying with a validly issued legal process that neither a Macellum Party nor any of its Affiliates initiated, encouraged or facilitated;

(viii)                        seek, alone or in concert with others, representation on the Board;

(ix)                              seek the removal of any member of the Board, a change in the size, structure or composition of the Board, a change in executive officers of the Company or a change to the policies and procedures of the Company, except as specifically contemplated in this Agreement;

(x)                                 make any public proposals for changes in or recommendations concerning the Company’s strategies, extraordinary or other transactions, the Board or management items, or other matters relating to the Company’s business;

(xi)                              acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis, provided that any such securities so received will be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Rule 13d-5 of Regulation 13D-G and Section 13(d)(3) of the Exchange Act) or otherwise, any Voting Securities, or otherwise become the economic owner (as such term is defined in Section 11) of any such securities, if after giving effect to such acquisition it (by itself or together with any other Macellum Party, its respective Affiliates and Associates and any other Person with whom it, such other Macellum Party or any such Affiliate or Associate has any agreement, understanding or arrangement with respect to Voting Securities) would be the beneficial owner or economic owner of more than 9.9% of the Company’s outstanding Voting Securities. For the purposes of computing the beneficial ownership at the time of any purchase, the number of outstanding Voting Securities will be determined by the latest available Company filing with the SEC;

(xii)                           other than in sale transactions on Nasdaq or through a broker or dealer where the identity of the purchaser is not known, sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any derivatives relating to securities of the Company to any third party that (A) has filed a Schedule 13D with respect to the Company or (B) will as a result of the transaction have beneficial ownership of more than 5% of any Voting Securities; or

(xiii)                        make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or publicly disclose any request to amend, waive or terminate any provision of this Agreement.

Notwithstanding the foregoing, nothing in this Section 4(a) or elsewhere in this Agreement shall prohibit or restrict (A) Mr. Duskin, in his capacity as a member of the Board, from communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications and are otherwise in accordance with the Company’s practices and policies or (B) Macellum from: (i) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Macellum Party or any of their respective Affiliates or Associates, provided that a breach by any Macellum Party of this Agreement is not the cause of the applicable requirement, (ii) privately communicating to any of Macellum’s potential investors or investors in a manner that (I) is consistent with ordinary course communications with their investors or potential investors, (II) is not intended to result in public dissemination, (III) does not otherwise violate any applicable laws and (IV) is limited to publicly-available information, or (iii) privately communicating to any shareholders of the Company and others in a manner that (I) does not otherwise violate any provision of this Agreement (including, for the avoidance of doubt, this Section 4(a)), (II) does not otherwise violate any applicable laws, (III) is limited to publicly-available information, (IV) is consistent with the Company’s practices and policies regarding stockholder communications, including its policies regarding the communications by board members with the Company’s stockholders, and (V) is not initiated by any Macellum Party.

(b)                                 Fiduciary Duties. Nothing in Section 4(a) or elsewhere in this Agreement shall be deemed to limit in any respect the exercise in good faith by any director of the Company of their fiduciary duties solely in their capacity as directors of the Company (it being understood that Macellum shall not seek to do indirectly through any director anything that would be inconsistent with Macellum’s obligations under this Agreement).

(c)                                  Enforcement of Agreement.  Macellum agrees that the Board or any applicable committee or subcommittees thereof, in the exercise of its fiduciary duties, may recuse the New Director and Mr. Duskin from the portion of any Board or committee or subcommittee meeting at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) Macellum’s ownership of Common Stock, (ii) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (iii) any action taken in response to actions taken by Macellum or its Affiliates with respect to the Company or (iv) any transaction with Macellum or its Affiliates.

5.                                      Representations and Warranties of Macellum.  Each Macellum Party represents and warrants as follows:

(a)                                 Each Macellum Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

(b)                                 This Agreement has been duly and validly authorized, executed and delivered by each Macellum Party, constitutes a valid and binding obligation and agreement of each Macellum Party, and is enforceable against each Macellum Party in accordance with its terms.

(c)                                  This Agreement will not result in a violation of any terms or conditions of any agreements to which such Macellum Party is a party or by which such Macellum Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Macellum Party.

(d)                                 No Macellum Party is a party to any agreement, arrangement or understanding with any Person (other than another Macellum Party) with respect to the securities, management or control of the Company.

(e)                                  Macellum, together with its Affiliates and Associates, are beneficial owners and/or economic owners, directly or indirectly, of an aggregate of shares of Common Stock as set forth by beneficial owner and amount on Exhibit A attached hereto and such shares of Common Stock constitute all of the Voting Securities of the Company owned by each Macellum Party and its respective Affiliates and Associates.

6.             Representations and Warranties of the Company.  The Company hereby represents and warrants as follows:

(a)           The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.

(c)           This Agreement will not result in a violation of any terms or conditions of any agreements to which the Company is a party or by which the Company may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting the Company.

7.             Non-Disparagement and Confidentiality.

(a)           Each Macellum Party agrees that, during the Standstill Period, it will not, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, (i) publicly, or in the case of any of the foregoing with customers, suppliers, stockholders or employees of the Company, publicly or privately, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or (ii) that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or (iii) publicly, or in the case of any of the foregoing with customers, suppliers, stockholders or employees of the Company, publicly or privately, to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives. For the avoidance of doubt, Macellum shall not be prohibited by the foregoing from privately discussing with other stockholders of the Company facts about the Company and the Company Representatives that have been publicly disclosed by the Company so long as Macellum does not provide commentary with respect to such facts that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or the Company Representatives and such discussions are not reasonably expected to be made public.

(b)           The Company hereby agrees that, during the Standstill Period, it will not, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make,

express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, (i) publicly, or in the case of any of the foregoing with customers, suppliers, stockholders or employees of the Company, publicly or privately, that might reasonably be construed to be derogatory or critical of, or negative toward, any Macellum Party or any of its agents or representatives (collectively, the “Macellum Representatives”), or (ii) that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Macellum Party or its subsidiaries or Affiliates, or (iii) publicly, or in the case of any of the foregoing with customers, suppliers, stockholders or employees of the Company, publicly or privately, to malign, harm, disparage, defame or damage the reputation or good name of any Macellum Party or any of the Macellum Representatives.

(c)           Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other Parties.

(d)           The limitations set forth in Section 7(a) and Section 7(b) shall not prevent any Party from responding to any public statement made by the other Parties of the nature described in Section 7(a) and Section 7(b) if such statement by the other Party was made in breach of this Agreement.

8.             Specific Performance.  Each of Macellum, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that Macellum, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 8 is not the exclusive remedy for any violation of this Agreement.

9.             Forum and Governing Law.  In the event that any action will be brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.  Furthermore, each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions or obligations contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the

State of Delaware, (d) irrevocably waives the right to trial by jury, (e) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief and (f) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10.          No Waiver.  All waivers of this Agreement shall be in writing. Any waiver by either the Representative (as hereinafter defined), on behalf of any Macellum Party, or the Company of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either the Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.          Certain Definitions.  As used in this Agreement, (a) the term “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise; (b) the terms “Affiliates” and “Associates” will have the meanings set forth in Rule 12b-2 under the Exchange Act, and will include Persons who become Affiliates or Associates of any Person subsequent to the date hereof; (c) the term “Voting Securities” will mean any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies; (d) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and (e) the terms “economic owner” and “economically own” will have the same meanings as “beneficial owner” and “beneficially own,” except that a Person will also be deemed to economically own and to be the economic owner of (i) all shares of the Common Stock that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and (ii) all shares of Common Stock in which the Person has any economic interest, including, without limitation, pursuant to a cash-settled call option or other derivative security, contract or instruction in any way related to the price of shares of Common Stock.

12.          Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be in writing and will be deemed validly given, made or served, if (a) given by e-mail, when email is sent to the e-mail address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Citi Trends, Inc.
104 Coleman Boulevard

Savannah, Georgia 31408
Attn: Bruce D. Smith, President and Chief Executive Officer
E-mail: bsmith@cititrends.com

with a copy to:	Alston & Bird LLP
950 F Street NW
Washington, DC 20004
Attn: Julie A. Mediamolle
E-mail: julie.mediamolle@alston.com

If to Macellum
or the Representative:	Macellum Advisors GP, LLC
99 Hudson Street, 5th Floor
New York, NY 10013
Attention: Jonathan Duskin
E-mail: Jduskin@macellumcap.com

with a copy to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Elizabeth Gonzalez-Sussman
E-mail: EGonzalez@olshanlaw.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

13.          Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14.          Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.

15.          Successors or Assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

16.          Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between or among the Parties other than those expressly set forth herein.  This Agreement may be amended only by a written instrument duly executed by the Parties or their respective successors or assigns.

17.          Fees and Expenses.  Within five business days following the date hereof, the Company will reimburse Macellum, by certified check or wire transfer of immediately available funds, for its reasonable, documented out-of-pocket costs, fees and expenses incurred and paid by Macellum in connection with the Company’s 2017 annual meeting of stockholders, the 2019 Annual Meeting and the negotiation and execution of this Agreement; provided, that such reimbursement shall not exceed $500,000.  An officer of Macellum Capital Management, LLC shall certify to the Company in writing that such funds were solely used to cover the out-of-pocket costs, fees and expenses incurred by Macellum in connection with the matters described in the preceding sentence.  Except as provided in this Section 17, neither the Company, on the one hand, nor Macellum on the other hand, will be responsible for any costs, fees or expenses of the other in connection with this Agreement or in connection with the proxy solicitation relating to the 2019 Annual Meeting and related matters.

18.          Interpretation and Construction.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  The term “including” will be deemed to mean “including without limitation” in all instances.

19.          Press Release. Promptly following the execution of this Agreement, the Company and Macellum shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor any Macellum Party shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

20.          Macellum Representative.  Macellum hereby irrevocably appoints Jonathan Duskin as its attorney-in-fact and representative (the “Representative”), in its place and stead, to do any and all things and to execute any and all documents and give and receive any and all waivers, notices or instructions in connection with this Agreement.  The Company will be entitled to rely, as being binding on Macellum, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.

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IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed on its behalf on the date first above written.

CITI TRENDS, INC.

By:	/s/ Bruce D. Smith
Name:	Bruce D. Smith
Title:	President and Chief Executive Officer

Signature Page — Settlement Agreement

MACELLUM SPV III, LP

By:	Macellum Advisors GP, LLC,
its general partner

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Sole Member

MACELLUM MANAGEMENT LP

By:	Macellum Advisors GP, LLC,
its general partner

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Sole Member

MACELLUM ADVISORS GP, LLC

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Sole Member

/s/ Jonathan Duskin
Jonathan Duskin

Signature Page — Settlement Agreement

Exhibit A

Macellum Ownership

Owner	Beneficially Owned(1)	Economically Owned	Percent of Class
Macellum SPV III, LP (“Macellum SPV”)	489,010 shares of Common Stock		3.8%
Macellum Management, LP	As the investment manager of Macellum SPV, 489,010 shares of Common Stock		3.8%
Macellum Advisors GP, LLC (“Macellum GP”)	As the general partner of Macellum SPV, 489,010 shares of Common Stock		3.8%
Jonathan Duskin	As the sole member of Macellum GP, 489,010 shares of Common Stock. Mr. Duskin also beneficially owns 5,009 shares of Common Stock directly, including 2,397 shares of restricted stock awarded to Mr. Duskin in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time (as reported elsewhere in this table)	2,397 shares of restricted stock awarded to Mr. Duskin in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time	3.8%

(1)  As a member of a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, each of the Persons in the table above may be deemed to beneficially own the 494,019 shares of Common Stock owned collectively by all members of the Section 13(d) group, including 2,397 shares of restricted stock awarded to Mr. Duskin in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time . Each of the Persons above disclaims beneficial ownership of such shares of Common Stock owned by the other members of the Section 13(d) group except to the extent of his or its pecuniary interest therein.

Exhibit B

Press Release

Citi Trends Reaches Agreement with Macellum

Peter R. Sachse to be Nominated to Stand for Election at the 2019 Annual Meeting

John S. Lupo to Retire from the Board; Brian P. Carney to be Chairman After the 2019 Meeting

Nominating and Corporate Governance Committee to Initiate Search for

Additional Qualified Independent Director

Macellum Agrees to Standstill Provisions through 2020 Annual Meeting

SAVANNAH, Ga. — April 11, 2019 — Citi Trends, Inc. (NASDAQ: CTRN) (“Citi Trends” or “the Company”) today announced that it has entered into an agreement with Macellum SPV III, LP (“Macellum”), pursuant to which the Board intends to nominate Peter R. Sachse to stand for election at the 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”) with a term expiring at the 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”). The Company also announced that John S. Lupo will retire from the Board and not stand for re-election at the 2019 Annual Meeting. Following Mr. Lupo’s retirement and effective as of the conclusion of the 2019 Annual Meeting, Brian P. Carney will serve as Chairman of the Board.

Citi Trends also today announced that the Nominating and Corporate Governance Committee will undergo a search for an additional independent director to be identified no later than September 30, 2019. Upon the identified individual being appointed to the Board, the Board will increase from seven to eight members. The Board expects to reduce the size of the Board back to seven members at the 2020 Annual Meeting, unless its members unanimously agree to remain at eight directors.

Mr. Sachse brings to Citi Trends more than three decades of experience at Macy’s, Inc. in various positions, including Chief Growth Officer, Chief of Innovation and Business Development, Chief Stores Officer, Chief Marketing Officer and President of Corporate Marketing. In addition, Mr. Sachse served as Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. and was involved in launching Macy’s successful off-price concept Back Stage. From February 2010 to December 2018 and from October 2006 to April 2007, Mr. Sachse served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche, a department store chain launched in Seattle.

“We have made significant progress over the last several years on our strategic plan to grow the business, increase our profitability and provide meaningful returns to our stockholders,” said Bruce Smith, Chief Executive Officer of Citi Trends. “Our agreement with Macellum underscores our commitment to adding qualified directors who can help drive long-term stockholder value. We look forward to welcoming Peter to the Board and benefiting from his decades of retail experience as we continue to focus on improving our merchandising, planning and allocation, while driving efficiencies, reducing costs and optimizing our store footprint.”

“On behalf of the entire Board and management team, I want to thank John for his valuable contributions to Citi Trends over the last 15 years, including in his role as Chairman,” said Mr. Carney.

“We are pleased we could reach this agreement with the Company,” said Jonathan Duskin, sole member of Macellum Advisors GP, LLC and current member of the Citi Trends Board. “Citi Trends is a great company with significant value potential, and we are confident that the addition of Peter, together with a director we will identify through a search process, will bring fresh perspectives and added expertise to the Board.”

Under the terms of the agreement, Macellum has agreed to withdraw its slate of nominees and will vote all of its shares in favor of all of the Board’s nominees. Further, Macellum has agreed to standstill provisions through the 2020 Annual Meeting; provided that the Company agrees to nominate Mr. Duskin, Mr. Sachse and the additional independent director to be identified at the 2020 Annual Meeting.

This agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 562 stores located in 32 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the U.S. Securities and Exchange Commission (the “SEC”), including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2019 Annual Meeting. Citi Trends intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Citi Trends’ 2019 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Citi Trends’ directors and executive officers in Citi Trends securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Citi Trends’ Annual Report on Form 10-K for the year ended February 3, 2018, filed with the SEC on April 18, 2018 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended February 2, 2019 filed on June 11, 2018, September 6, 2018 and December 10, 2018, respectively. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Contact:

Bruce Smith

President and Chief Executive Officer

(912) 443-2075

Media Contact:

Andy Brimmer / Greg Klassen / Jill Kary

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Contact:

Bruce Goldfarb / Chuck Garske / Teresa Huang

Okapi Partners LLC

(212) 297-0720